As filed with the Securities and Exchange Commission on October 28, 1994
                                                 Registration No. 33-55721
===========================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                               ____________
                              AMENDMENT NO. 1
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                 UNDER THE
                          SECURITIES ACT OF 1933
                                 ________

                         FRANKLIN RESOURCES, INC.
          (Exact Name of Registrant as Specified in its Charter)

             Delaware                               13-2670991
(State or Other Jurisdiction           (I.R.S. Employer Identification No.)
of Incorporation or Organization)                                         .

                         777 Mariners Island Blvd.
                        San Mateo, California 94404
                              (415) 312-3000
            (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Registrant's Principal Executive Offices)

Leslie M. Kratter                              Copies of Communications to:
Vice President and                                   Jeffrey E. Tabak, Esq.
Assistant Secretary                                  Weil, Gotshal & Manges
Franklin Resources, Inc.                                   767 Fifth Avenue
777 Mariners Island Blvd.                          New York, New York 10153
San Mateo, California 94404                                  (212) 310-8000
(415) 312-3000
(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Registrant's Agent For Service)

Approximate date of commencement of proposed sale of the securities to the public: At such time or times after the effective date of this Registration Statement, as the Selling Stockholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits

5     Opinion of Weil, Gotshal & Manges

23.1  Consent of Coopers & Lybrand

23.2  Consent of Weil, Gotshal & Manges (included in Exhibit 5)


Item 17.  Undertakings

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the Securities being registered hereby which remain unsold at the termination of the offering.

      (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on October 28, 1994.

                                             FRANKLIN RESOURCES, INC.

                                             By:  /s/ Leslie M. Kratter
                                                  _____________________
                                                  Leslie M. Kratter
                                                  Vice President and
                                                  Assistant Secretary


Signature                                  Title


                  *                        Chairman, President, and Chief
______________________________________     Executive Officer, Principal
        Charles B. Johnson                 Executive Officer and Director

                  *                        Senior Vice President, Principal
______________________________________     Financial Officer and Principal
        Martin L. Flanagan                 Accounting Officer

                  *                        Executive Vice President, Legal
______________________________________     and Administrative, Secretary
         Harmon E. Burns                   and Director

______________________________________     Director
        Judson R. Grosvenor






                  *                        Director
______________________________________
         F. Warren Hellman

______________________________________     Senior Vice President and
        Charles E. Johnson                 Director


______________________________________     Executive Vice President and
       Rupert H. Johnson, Jr.              Director


                  *                        Director
______________________________________
          Harry O. Kline

______________________________________     Director
         Peter M. Sacerdote


                  *                        Director
______________________________________
         Louis E. Woodworth




*By:     /s/  Leslie M. Kratter
         ----------------------------------
         LESLIE M. KRATTER,
         Attorney-in-Fact



                             INDEX TO EXHIBITS


Exhibit No.                                                        Page

5     Opinion of Weil, Gotshal & Manges

23.1  Consent of Coopers & Lybrand

23.2  Consent of Weil, Gotshal & Manges (included in Exhibit 5)

                                    EXHIBIT 5

                         WEIL, GOTSHAL AND MANGES
                             767 Fifth Avenue
                         New York, NY  10153-0109



                             October 28, 1994



Franklin Resources, Inc.
777 Mariners Island Boulevard
San Mateo, CA 94404



Gentlemen:

          We have acted as counsel to Franklin Resources, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement (No. 33-55721) on Form S-3 filed by the Company on September 30, 1994, and amended by the Company on October 28, 1994 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to an aggregate of 1,411,736 shares of Common Stock, par value $.10 per share, of the Company (the "Common Stock") issued to Goodness, Ltd. and Faithfulness, Ltd.
Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.


          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders pursuant to the Registrations Statement were validly issued and are fully paid and non assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

          The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          The opinion expressed herein is rendered solely for your benefit in connection with the transaction described herein. Except as noted above, such opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.


                         Very truly yours,




                         /s/  WEIL, GOTSHAL AND MANGES


                               EXHIBIT 23.1



COOPERS                             Coopers & Lybrand L.L.P.
&LYBRAND

                                a professional services firm











                      CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in this Registration Statement of Franklin Resources, Inc. on Form S-3 for the issuance of common stock of our report dated December 3, 1993, on our audits of the consolidated financial statements and financial statement schedules of Franklin

Resources, Inc.



                               /s/  Coopers & Lybrand L.L.P.



San Francisco, California
October 28, 1994







Coopers & Lybrand L.L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand (International).